EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated April 29, 2008, relating to the consolidated financial statements of Best Energy Services , Inc. (formerly Hybrook Resources Corp) as of January 31, 2008 and for the year then ended. We also consent to the use in this registration statement on Form S-1 of our report dated April 29, 2008, relating to the financial statements of Best Well Service, Inc. as of December 31, 2007 and 2006 and for the years then ended. We also consent to the use in this registration statement on Form S-1 of our report dated April 29, 2008, relating to the financial statements of Bob Beeman Drilling Co.  as of December 31, 2007 and 2006 and for the years then ended.  We also consent to the reference to us under the heading ¡¡ãExperts¡¡À in this registration statement.

\S\ Malone & Bailey, PC

Malone & Bailey PC
www.malone-bailey.com
Houston, Texas

June 10, 2008